Exhibit (h)(3)

SECURITIES LENDING AUTHORIZATION AGREEMENT

AGREEMENT dated as of May 23, 2012 between RevenueShares ETF Trust (“Client”), on behalf of its series listed on Exhibit A hereto, as amended, separately and not jointly (each a “Lender” and collectively the “Lenders”) and The Bank of New York Mellon (“Bank”).

PRELIMINARY STATEMENT

Having determined that securities loan transactions are suitable and that each Lender has the financial resources for such transactions, Client desires to authorize Bank, on an exclusive basis, to establish, manage and administer a Securities Lending Program, subject to the terms and conditions of this Agreement, with respect to the lendable securities of Lenders held by Bank (the “Program”).

Accordingly, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound, Bank and Client, on behalf of each Lender, agree as follows:

ARTICLE I
DEFINITIONS

Whenever used in this Agreement, the following words shall have the meanings set forth below:

1.                  “Act of Insolvency” shall mean (i) the filing by a Borrower of a petition in bankruptcy or a petition seeking reorganization, liquidation or similar relief, or the filing of any such petition against a Borrower which is not dismissed or stayed within 60 calendar days, (ii) the adjudication of a Borrower as bankrupt or insolvent, (iii) the seeking or consenting to the appointment of a trustee, receiver or liquidator by a Borrower or (iv) the making of a general assignment for the benefit of creditors by a Borrower or a Borrower’s admission in writing of its inability to pay its debts as they become due.

2.                  “Account” shall mean, with respect to each Lender, the custodial account(s) established and maintained by Bank on behalf of each such Lender for the safekeeping of Securities and monies received by Bank from time to time.

3.                  “Approved Investment” shall mean those types of securities, instruments or interests in property in which Cash Collateral may be invested or reinvested on behalf of a Lender, as set forth on Schedule I hereto (which may be amended from time to time by execution of a revised Schedule I).

4.                  “Authorized Person” shall mean any person duly authorized by Client to give Oral and/or Written Instructions on behalf of Lenders, such persons to be designated in a Certificate of Authorized Persons which contains a specimen signature of such person.

5.                  “Bank Affiliate” shall mean any affiliate of Bank, as such term is defined in Regulation W issued by the Board of Governors of the Federal Reserve System.

6.                  “Book-Entry System” shall mean the Treasury/Reserve Automated Debt Entry System maintained at the Federal Reserve Bank of New York.

7.                  “Borrower” shall mean those entities selected by Bank from time to time to participate as borrowers under the Program. Schedule II attached hereto lists the Borrowers in the Program as of the date hereof. Bank shall provide Client with a list of the Borrowers in the Program from time to time but in no event less than five days prior to making any loan of any Lender’s securities to any Borrower not previously disclosed. Client may, with Written Instructions to Bank, prohibit one or more Borrowers from borrowing Securities from one or more of the Lenders.

8.                  “Business Day” shall mean any day on which all of the following are open for business: (a) Bank; (b) the Depositories, as applicable for particular Loans; and (c) the principal exchanges or markets for the relevant Securities and/or Collateral.

9.                  “Cash Collateral” shall mean U.S. dollars and such other currencies as may be agreed in writing between Bank and Client from time to time.

10.              “Certificate of Authorized Persons” shall mean the written certificate designating Authorized Persons which Client shall deliver to Bank from time to time.

11.              “Collateral” shall mean Cash Collateral, securities issued or guaranteed by the United States Government or its agencies or instrumentalities and such other forms as may be agreed upon by Bank and Client from time to in writing.

12.              “Collateral Account” shall mean, with respect to each Lender, one or more accounts established and maintained by Bank for such Lender for the purpose of holding Collateral, Approved Investments, Proceeds and any Securities Loan Fee paid by Borrowers in connection with Loans of such Lender hereunder.

13.              “Collateral Requirement” shall mean on any Business Day (i) with respect to the loan of U.S. Securities, an amount equal to 102% of the then-current Market Value of such Loaned Securities; (ii) with respect to Foreign Securities an amount equal to 105% of the then-current Market Value of such Loaned Securities, except in the case of loans of Foreign Securities which are denominated and payable in U.S. Dollars, in which event the “Collateral Requirement” shall be an amount equal to 102% of the then-current Market Value of such Loaned Securities; and (iii) such other percentage(s) as may be otherwise mutually agreed from time to time in writing.

14.              “Depository” shall mean The Federal Reserve Bank of New York/Treasury book-entry system, Depository Trust Company, Euroclear, CREST and any other domestic or foreign securities depository or clearing agency used for the settlement and/or custody of U.S. Securities and/or Foreign Securities, as the case may be, and their respective nominees.

15.              “Distributions” shall mean (i) amounts equivalent to all interest, dividends and other cash payments payable in respect of Loaned Securities; and (ii) all non-cash distributions payable by Borrowers in respect of Loaned Securities.

16.              “Foreign Security” shall mean any Security which is cleared and principally settled outside the United States.

17.              “Letter of Credit” shall mean a clean, unconditional and irrevocable letter of credit in favor of Bank as agent for a Lender issued by a bank independent of the Borrowers.

18.              “Loan” shall mean a loan of Securities on behalf of a Lender hereunder.

19.              “Loaned Security” shall mean any Security of a Lender which is subject to a Loan.

20.              “Market Value” shall mean (a) with respect to Cash Collateral, its amount as of the time of receipt thereof by Bank, unadjusted for any subsequent increases or decreases in value as a result of any investment thereof by Bank pursuant to this Agreement, (b) with respect to Securities and/or Non-Cash Collateral, the price of such Securities and/or Non-Cash Collateral as quoted by a recognized pricing information service at the time the determination of Market Value is made, plus accrued but unpaid

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interest, if any, on the particular Security and/or Non-Cash Collateral and (c) with respect to Letters of Credit, the undrawn amount of such Letters of Credit.

21.              “Non-Cash Collateral” shall mean Collateral other than Cash Collateral and Letters of Credit.

22.              “Oral Instructions” shall mean verbal instructions actually received by Bank.

23.              “Proceeds” shall mean any interest, dividends and other payments and distributions received by Bank in respect of Collateral and Approved Investments.

24.              “Rebate” shall mean the amount payable by a Lender to a Borrower in connection with Loans at any time collateralized by Cash Collateral.

25.              “Receipt” shall mean an advice or confirmation setting forth the terms of a particular Loan.

26.              “Securities Borrowing Agreement” shall mean the agreement pursuant to which Bank lends securities to a Borrower as agent for its customers (including Lenders) from time to time.

27.              “Securities Loan Fee” shall mean the amount payable by a Borrower to Bank as agent pursuant to the Securities Borrowing Agreement in connection with Loans collateralized by Collateral other than Cash Collateral.

28.              “Security” means any U.S. Security and/or Foreign Security and shall include U.S. Treasury securities maintained in the Book-Entry System, any other securities issued or fully guaranteed by the United States government or any agency, instrumentality or establishment of the United States government, securities of federally sponsored agencies, common stock and other equity securities, bonds, debentures, corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing rights to receive, purchase or subscribe for the same, or evidencing or representing any other rights or interests therein.

29.              “U.S. Security” shall mean securities which are cleared and principally settled in the United States.

30.              “Written Instructions” shall mean written communications actually received by Bank by S.W.I.F.T., letter, facsimile or other method or system specified by Bank as available for use in connection with the services hereunder.

ARTICLE II
APPOINTMENT OF BANK; SCOPE OF AGENCY AUTHORITY

1.                  Appointment. Client hereby appoints Bank as its agent for each Lender to lend Securities in the Account of such Lender to Borrowers from time to time (except Securities which Client has advised Bank in Written Instructions are no longer subject to the representations set forth in Article III, sub-paragraph (d)) in accordance with the provision hereof, and Bank hereby accepts appointment as such agent and agrees to so act. Bank shall not make any Loans hereunder with respect to a particular Lender if the Market Value of the Loaned Securities subject to outstanding Loans hereunder with respect to such Lender exceeds 50% of the total assets of such Lender (not including the value of the Loan Collateral) or such other lower percentage as may be specified in Written Instructions delivered to Bank, nor shall Bank make any additional Loans hereunder with respect to a particular Lender if as a result of such Loan the

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Market Value of all Loaned Securities hereunder with respect to such Lender would exceed 50% of the total assets of such Lender (not including the value of the Loan Collateral) or such other lower percentage as may be specified in Written Instructions delivered to Bank. Bank shall have authority to do or cause to be done all acts by and on behalf of each Lender as it shall determine to be desirable, necessary or appropriate to implement and administer the Loan of securities on behalf of such Lender as contemplated by this Agreement.

Until such time as a Loan is terminated and the Loaned Securities are returned to Lender, a Borrower shall have all incidents of ownership of the Loaned Securities, including but not limited to, the right to transfer the Loaned Securities to others; provided however, that Borrower will be obligated to Lender with respect to all Distributions. Each Lender hereby waives any and all voting rights with respect to Loaned Securities and the right to participate in any dividend reinvestment program during the term of any Loan, provided that in any case in which voting or consent rights that accompany a Loaned Security pass to a Borrower, Client shall be entitled to provide Written Instructions to terminate the related Loan to facilitate the exercise of such voting or consent rights if the matter involved would have a material effect on the Lender’s investment in the Loaned Security.

2.                  Securities Borrowing Agreement. Client hereby authorizes Bank on behalf of each Lender to lend Securities in each Lender’s Account to Borrowers pursuant to Bank’s standard form(s) of Securities Borrowing Agreement as in effect from time to time, copies of which shall be made available to Client upon request, but only to the extent that such Securities Borrowing Agreements are not inconsistent with the terms of this Agreement.

3.                  Loan Opportunities. Bank shall treat each Lender equitably with other lenders of like circumstances in making lending opportunities available to it hereunder, taking into account the demand for specific Securities, availability of Securities, types of collateral, eligibility of borrowers, limitations on investments of cash collateral and such other factors as Bank deems appropriate. Bank shall nevertheless have the right to decline to make any Loans pursuant to any Securities Borrowing Agreement and to discontinue lending under any Securities Borrowing Agreement in its sole discretion and without notice to Client.

4.                  Use of Book-Entry System and Depositories. Client hereby authorizes Bank on a continuous and on going basis, to deposit in the Book Entry System and the applicable Depositories all Securities eligible for deposit therein and to utilize the Book Entry System and Depositories to the extent possible in connection with its receipt and delivery of Securities, Collateral, Approved Investments and monies under this Agreement. Where Securities, Collateral and Approved Investments eligible for deposit in the Book Entry System or a Depository are transferred to a Lender hereunder, Bank shall identify as belonging to such Lender a quantity of Securities in a fungible bulk of Securities shown on Bank’s account on the books of the Book Entry System or the applicable Depository. Securities, Collateral and Approved Investments deposited in the Book Entry System or a Depository will be represented in accounts which include only assets held by Bank for customers, including but not limited to accounts in which Bank acts in a fiduciary or agency capacity.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Client hereby represents, warrants and covenants to Bank, which representations and warranties and covenants shall be deemed to be continuing and to be reaffirmed on any day that a Loan is outstanding, that:

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(a)                This Agreement is, and each Loan made in accordance with this Agreement will be, legally and validly entered into, does not, and will not, violate any statute, regulation, rule, order or judgment binding on a Lender, or any provision of the Client’s governing instruments, or any agreement binding on a Lender or affecting its property, and is enforceable against each Lender in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors’ rights generally;

(b)               The person executing this Agreement and all Authorized Persons acting on behalf of Client has and have been duly and properly authorized to do so and Client has been duly and properly authorized to act on behalf of or with respect to the Lenders;

(c)                Each Lender is lending Securities as principal for its own account and will not transfer, assign or encumber its interest in, or rights with respect to, any Loans; and

(d)               All Securities in the Accounts are free and clear of all liens, claims, security interests and encumbrances and no such security has been sold. Client shall promptly deliver to Bank Written Instructions identifying any and all Securities which are no longer subject to the representations contained in this sub-paragraph (d).

ARTICLE IV
SECURITIES LENDING TRANSACTIONS

1.                  General Bank Responsibilities.

(a)                Bank shall enter Loans pursuant to the Securities Borrowing Agreement and is hereby authorized to negotiate with each Borrower the amount of Rebates or Securities Loan Fee payable in connection with particular Loans, and to take all actions deemed necessary or appropriate in order to perform on a Lender’s behalf thereunder, including without limitation:

(i)                 initially receiving Collateral having a Market Value of not less than the Collateral Requirement;

(ii)               collecting Distributions from Borrower and, unless otherwise agreed, crediting cash Distributions to the applicable Account in the currency in which such Distributions are paid;

(iii)             collecting applicable Securities Loan Fees and crediting the same to the applicable Collateral Account;

(iv)             if, as of the close of trading on any Business Day the Market Value of Collateral received by Bank from a Borrower is less than the then-current Market Value of all of the Loaned Securities, demanding additional Collateral from such Borrower for delivery on the next following Business Day in an amount such that the additional Collateral together with the Collateral then held by Bank in connection with Loans to such Borrower shall have a Market Value at the time of such demand of not less than the Collateral Requirement; and

(v)               terminating Loans whenever Bank in its sole discretion elects to do so and whenever Bank is directed to do so by Client.

Upon termination of any Loan, including a termination by the Borrower (which shall be effected according to the standard settlement time for trades in the particular Loaned Security), and receipt from the Borrower of the Loaned Securities and any Distributions then due and subject to satisfaction of

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Lender’s obligations under paragraph 2(b) of Article IV, Bank shall return to the Borrower such amount of Collateral as is required by the Securities Borrowing Agreement and pay the Borrower any Rebates then payable.

(b)               Where Bank is authorized or directed by Client to convert currency received hereunder into another currency, Bank shall effect such transactions through customary banking channels whenever it is practicable to do so. All expenses and risks incident to such conversions shall be borne by Lender, and Bank shall have no responsibility for the fluctuation in exchange rates affecting such conversions.

2.                  Approved Investments; Principal Losses.

(a)                Bank is hereby authorized and directed, without obtaining any further approval from Client, to invest and reinvest all or substantially all of the Cash Collateral received in any Approved Investment. Bank shall credit all Collateral, Approved Investments and Proceeds received with respect to Collateral and Approved Investments to the Collateral Account and mark its books and records to identify Lender’s interest therein as appropriate, it being understood that all monies credited to the Collateral Account may for purposes of investment be commingled with cash collateral held for other lenders of securities for whom Bank acts as their respective agent. Bank reserves the right, in its sole discretion, to liquidate any Approved Investment and credit the net proceeds to the Collateral Account, and shall do so upon Oral Instructions or Written Instructions of Client.

(b)               Any (i) losses of principal or other diminution of value from investing and reinvesting Cash Collateral in Approved Investments; or (ii) market decline or other diminution of value of any Non-Cash Collateral; or (iii) market decline or other diminution of value of any Letter of Credit, including from the default or failure of any issuer of any Letter of Credit or Collateral (in any case whether realized or unrealized, collectively, “Principal Losses”) shall be at Lender’s risk and for Lender’s account. To the extent any Principal Loss results in the amount of Cash Collateral or other Collateral held by Bank for the Collateral Account of a particular Lender being less than the value of Cash Collateral or other Collateral as and when delivered by a Borrower (as determined by Bank at any time and from time to time and after giving effect to the mark to market provisions of the Securities Borrowing Agreement), such Lender agrees to pay to Bank on demand cash in an amount equal to such deficiency; provided, however, that if such amounts are not so paid, Bank is hereby authorized to obtain such amounts directly from the Account or the Collateral Account of such Lender except to the extent prohibited by applicable law.

(c)                Except as otherwise provided herein, all Collateral, Approved Investments and Proceeds credited to a Collateral Account shall be controlled by, and subject only to the instructions of, Bank, and Bank shall not be required to comply with any instructions of Client with respect to the same.

3.                  Termination of Loans.

(a)                Bank shall terminate any Loan no later than five Business Days after:

(i)	receipt by Bank of a notice of termination from a Borrower;
(ii)	receipt by Bank of Written Instructions to do so;
(iii)	receipt by Bank of Written Instructions advising it that the Borrower to whom such Loan was made is no longer a permitted Borrower of the applicable Lender’s Securities;
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(iv)	receipt by Bank of Written Instructions advising that the Loaned Security is no longer subject to the representations contained in Article III hereof;
(v)	receipt by Bank of notice or Written Instructions advising that an Event of Default (as defined in the Securities Borrowing Agreement) has occurred and is continuing beyond any applicable grace period;
(vi)	whenever Bank, in its sole discretion, elects to terminate such Loan; or
(vii)	termination of this Agreement.

Upon termination of any Loan (which shall be effected according to the standard settlement time for trades in the particular Loaned Security) and receipt from the Borrower of the Loaned Securities (or the equivalent thereof in the event of reorganization, recapitalization or merger of the issuer of the Loaned Securities) and any Distributions then due and subject to satisfaction of Lender’s obligations under paragraph 2(b) of Article IV, Bank shall return to the Borrower such amount of Collateral as is required by the Securities Borrowing Agreement and pay the Borrower any Rebates then payable.

(b)               In order for Bank to timely settle the sale of Loaned Securities, it shall be Client’s responsibility to ensure timely notification to Bank regarding any such sale.

4.                  Securities Loan Fee. Bank as agent shall receive any applicable Securities Loan Fee paid by Borrowers and credit all such amounts received to the applicable Collateral Account.

5.                  Remedy for Borrower Insolvency; Subrogation.

(a)                If as a result of an Act of Insolvency a Borrower fails to return any Loaned Securities, Bank shall take all actions which it deems necessary or appropriate to liquidate Approved Investments and Collateral in connection with Loans to such Borrower and, unless advised by Client to the contrary, shall make a reasonable effort for two Business Days (the “Replacement Period”) to apply the proceeds thereof to the purchase of Securities identical to the Loaned Securities (or the equivalent thereof in the event of a reorganization, recapitalization or merger of the issuer) not returned. If during the Replacement Period the Collateral liquidation proceeds are insufficient to replace any of the Loaned Securities not returned, Bank shall, subject to satisfaction of Lender’s obligations under paragraph 2(b) of Article IV, pay such additional amounts as are necessary to make such replacement. Purchases of replacement Securities shall be made only in such markets, in such manner and upon such terms as Bank shall consider appropriate in its sole discretion. Replacement Securities shall be credited to the Account upon receipt by Bank. If Bank is unsuccessful in purchasing any replacement Securities during the Replacement Period, the proceeds of the liquidation of Approved Investments and Collateral pursuant hereto shall be credited to the Account, and Bank shall, subject to satisfaction of Lender’s obligations under paragraph 2(b) of Article IV, credit to the Account cash in an amount (if any) equal to (X) the Market Value of the Loaned Securities not returned, minus (Y) the Collateral liquidation proceeds, such calculation to be made on the date of such credit.

(b)               Client agrees, without the execution of any documents or the giving of any notice, that Bank is and will remain subrogated to all of Client’s and Lender’s respective rights under the Securities Borrowing Agreement or otherwise (to the extent of any credit pursuant to paragraph 5(a) of Article IV), including but not limited to, Lender’s rights with respect to Loaned Securities and Distributions, and Collateral, Approved Investments and Proceeds. Client agrees to execute, on behalf of the applicable Lender, and deliver to Bank such documents as Bank may require and to otherwise fully cooperate with Bank to give effect to its rights of subrogation hereunder.

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(c)                Bank shall have no obligation to take any actions pursuant to paragraph 5(a) of Article IV if it believes that such action will violate any applicable statute, regulation, rule, order or judgment. Furthermore, except as provided in paragraph 5(a) of Article IV, Bank shall have no other liability to Client or any Lender relating to any Borrower’s failure to return Loaned Securities and no duty or obligation to take action to effect payment by a Borrower of any amounts owed by such Borrower pursuant to the Securities Borrowing Agreement.

(d)               Either Client or Bank may terminate the provisions of paragraph 5(a) of Article IV with respect to any Borrower at any time by delivery of a notice to the other party specifying a termination date not earlier than the date of receipt of such notice by the other party. No such termination shall be effective with respect to then existing rights of either party under this paragraph 5 or outstanding Securities Loans hereunder. Upon such termination, such Borrower shall be prohibited from further borrowing Securities of any Lender.

(e)                Bank may setoff any amounts payable by Lender under this Agreement against amounts payable by Bank under paragraph 5(a) of Article IV.

6.                  Taxes. Each Lender shall be solely responsible for all tax matters arising in connection with such Lender’s Loans and Approved Investments, including without limitation, determinations of whether or not any Loan or Approved Investment results in liability to it for income tax, capital gains tax, value added tax, withholding tax, stamp duties, transfer taxes or any other taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”). Without limiting the generality of the foregoing, each Lender acknowledges that the tax treatment of amounts equivalent to all interest, dividends or other cash Distributions paid with respect to Loaned Securities (“In Lieu of Distributions”) may differ from the tax treatment of the interest, dividends or other cash distributions to which such payment relates and that Client, on behalf of such Lender, has made its own determination as to the tax treatment of any In Lieu of Distributions, remuneration or other funds received hereunder. Each Lender shall severally indemnify Bank for the amount of any Taxes that Bank or any withholding agent is required under applicable laws (whether by assessment or otherwise) to pay on behalf of, or in respect of, income earned by or payments or distributions made to or for the account of such Lender (including any payment of Tax required by reason of an earlier failure to withhold). In the event that Bank or any withholding agent is required under applicable law to pay any Tax on behalf of a Lender, Bank is hereby authorized to withdraw cash from the Account of such Lender or any cash account maintained by such Lender with Bank in the amount required to pay such Tax and to use such cash for the timely payment of such Tax in the manner required by applicable law. If the aggregate amount of cash in such cash account is not sufficient to pay such Tax, Bank shall promptly notify Client of the additional amount of cash (in the appropriate currency) required, and Client shall, on behalf of such Lender, directly deposit such additional amount in the appropriate cash account promptly after receipt of such notice for use by Bank as specified herein. In no event shall Bank be responsible for collecting any Taxes from Borrowers.

ARTICLE V
CONCERNING BANK

1.                  Standard of Care; Reimbursement.

(a)                Bank shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by Client or any Lender, except those costs, expenses, damages, liabilities or claims arising out of the negligence, bad faith or willful misconduct of Bank and except for any costs or expenses incurred by Bank in performing its obligations pursuant to paragraph 5(a) of Article IV. Bank shall have no obligation hereunder for costs, expenses, damages, liabilities or

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claims (including attorneys’ and accountants’ fees) which are sustained or incurred by reason of any action or inaction by the Book-Entry System or any Depository. Bank shall not be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

(b)               Except for any costs or expenses incurred by Bank in performing its obligations pursuant to paragraph 5(a) of Article IV, Client, on behalf of each Lender, agrees to reimburse Bank and to hold Bank harmless from and against any and all costs, expenses, damages, liabilities or claims, including reasonable fees and expenses of counsel incurred by Bank in a successful defense of claims by Client or a Lender or any third party, which Bank may sustain or incur or which may be asserted against Bank by reason of or as a result of any action taken or omitted by Bank in connection with operating under this Agreement, other than those costs, expenses, damages, liabilities or claims arising out of the negligence, bad faith or willful misconduct of Bank. The foregoing shall be a continuing obligation of Client, on behalf of each Lender, and its successors and assigns, notwithstanding the termination of any Loans hereunder or of this Agreement. Bank may charge any amounts to which it is entitled hereunder against an Account. Actions taken or omitted in reliance upon Oral or Written Instructions, any Certificate of Authorized Persons, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by Bank to be genuine or bearing the signature of a person or persons reasonably believed to be authorized to sign, countersign or execute the same, shall be conclusively presumed to have been taken or omitted in good faith.

2.                  No Obligation to Inquire. Without limiting the generality of the foregoing, Bank shall be under no obligation to inquire into, and shall not be liable for, the validity of the issue of any Securities, Collateral or Approved Investments held in any Account or Collateral Account, or the legality or propriety of any Loans made in accordance with this Agreement.

3.                  Reliance on Borrowers’ Statements, Representations and Warranties. Bank shall be entitled to rely upon the most recently available audited and unaudited statements of financial condition and representations and warranties made by Borrowers, and Bank shall not be liable for any loss or damage suffered as a result of any such reliance.

4.                  Advances; Security Interest.

(a)                Bank may, in its sole discretion, advance funds to any Lender in order to pay to Borrowers any Rebates or to return to Borrowers Cash Collateral to which they are entitled or take any action prescribed under paragraph 5(a) of Article IV or for any other purpose pursuant to this Agreement. Bank may also credit an Account or Collateral Account with Securities Loan Fees payable by Borrowers prior to its receipt thereof. Any such credit or advance hereunder (each an “Advance”) shall be conditional upon receipt by Bank of final payment or settlement and may be reversed to the extent final payment is not received.

(b)               Client, on behalf of each Lender, agrees to repay Bank on demand the amount of any Advance or any other amount owed by such Lender hereunder plus (except as may be prohibited by law) accrued interest at a rate per annum (based on a 360 day year for the actual number of days involved) not to exceed the relevant overnight inter bank offered rate as determined by Bank. In the event that any such Advance or other amount owed by Lender is not so paid, Bank is hereby authorized to obtain such amount directly from the Account or the Collateral Account relating to Lender except to the extent prohibited by applicable law. In order to secure repayment of any Advance or other indebtedness to Bank arising hereunder, Client, on behalf of each Lender, agrees that Bank shall have a continuing lien and security interest in and to all assets now or hereafter held in or credited to the Account and the Collateral

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Account relating to Lender and any other property at any time held by Bank or any Bank Affiliate for the benefit of Lender; provided that Bank shall have no lien or security interest hereunder in any Security issued or guaranteed by a Bank Affiliate or if such lien or security interest is prohibited by law. In this regard, Bank shall be entitled to all the rights and remedies of a pledge under common law and a secured party under the applicable laws and/or regulations as then in effect.

5.                  Advice of Counsel. Bank may, with respect to questions of law, apply for and obtain the advice and opinion of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice or opinion.

6.                  No Collection Obligations. Bank shall be under no obligation or duty to take action to effect collection of, or be liable for, any amounts payable in respect of Securities or Approved Investments if such Securities or Approved Investments are in default, or if payment is refused after due demand and presentation.

7.                  Pricing Services. Bank is authorized to utilize any recognized pricing information service in order to perform its valuation responsibilities with respect to Loaned Securities, Collateral and Approved Investments, and Client agrees to hold Bank harmless from and against any loss or damage suffered or incurred as a result of errors or omissions of any such pricing information service.

8.                  Agent’s Fee. In consideration for the securities lending services to be provided by Bank hereunder, Bank shall be entitled to compensation as set forth in the separate fee letter between Client and Bank relating to this Agreement, as the same may be amended from time to time upon written agreement of the parties.

9.                  Reliance on Instructions.

(a)                Subject to the terms below, Bank shall be entitled to rely upon any Written or Oral Instruction actually received by Bank and reasonably believed by Bank to be duly authorized and delivered. Client agrees that an Authorized Person shall forward to Bank Written Instructions confirming Oral Instructions in such manner so that such Written Instructions are received by Bank by the close of business of the same day that such Oral Instructions are given to Bank. Client agrees that the fact that such confirming Written Instructions are not received or that contrary Written Instructions are received by Bank shall in no way affect the validity or enforceability of the transactions authorized by such Oral Instructions and effected by Bank.

(b)               If Bank receives Written Instructions which appear on their face to have been transmitted by an Authorized Person via (i) computer facsimile, email, the Internet or other insecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, Client understands and agrees that Bank cannot determine the identity of the actual sender of such Written Instructions and that Bank shall conclusively presume that such Written Instructions have been sent by an Authorized Person. Client shall be responsible for ensuring that only Authorized Persons transmit Written Instructions to Bank and that all Authorized Persons treat applicable user and authorization codes, passwords and/or authentication keys with extreme care.

(c)                Client acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Written Instructions to Bank and that there may be more secure methods of transmitting Written Instructions than the method(s) selected by Client. Client agrees that the security procedures (if any) to be followed in connection with its transmission of Written Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

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(d)               If Client elects to transmit Written Instructions through an on-line communication system offered by Bank, Client’s use thereof shall be subject to the Terms and Conditions which are contained in the agreement for custodial services between Client and Bank pursuant to which the Accounts are established, or in the absence thereof, Bank’s standard Terms and Conditions for use of such system. If Client elects (with Bank’s prior consent) to transmit Written Instructions through an on-line communications service owned or operated by a third party, Client agrees that Bank shall not be responsible or liable for the reliability or availability of any such service.

10.              Disclosure of Account Information. It is understood and agreed that Bank is authorized to supply any information regarding Client, each Lender, each Account and each Collateral Account which is required by any statute, regulation, rule or order now or hereafter in effect; provided, however, that nothing in this Agreement shall be deemed to authorize Bank to waive any attorney-client or work product privilege of Client or its investment adviser. In addition, in connection with the administration of the Program and in order to facilitate the approval of Loans, Bank is specifically authorized to disclose to each Borrower, the identity of Client and each Lender as well as such other information specific to any Lender (including, without limitation, business address, U.S. Tax Identification Number and lendable Securities) as is reasonably necessary in accordance with industry practice for the conduct of the Program by Bank.

11.              Statements. Bank will at least monthly furnish Client with statements relating to Loans hereunder.

12.              Force Majeure. Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation. Bank hereby represents that it has established and maintains commercially reasonable business recovery procedures.

13.              No Implied Duties. Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Bank in connection with this Agreement.

ARTICLE VI
TERMINATION

This Agreement may be terminated at any time at the option of any party upon thirty (30) days prior written notice to the other party. After such notice is given or received by Bank and subject to satisfaction of each Lender’s obligations under paragraph 2(b) of Article IV, Bank shall not make any further Loans and shall promptly take all commercially reasonable actions to terminate Loans then outstanding in accordance with the provisions hereof. The obligations and the rights of Client and Bank under this Agreement with respect to any outstanding Loans shall survive and continue despite any termination of this Agreement until fully performed or satisfied.

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ARTICLE VII
MISCELLANEOUS

1.                  Exclusivity. Client agrees that it shall not enter into any other agreement with any third party whereby such third party is permitted to make loans on behalf of any series of Client of Securities held by Bank from time to time.

2.                  Certificate of Authorized Persons. Client agrees to furnish to Bank a new Certificate of Authorized Persons in the event that any present Authorized Person ceases to be an Authorized Person or in the event that any other Authorized Persons are appointed and authorized. Until such new Certificate of Authorized Persons is received, Bank shall be fully protected in acting upon Oral Instructions or signatures of the present Authorized Persons.

3.                  Notices.

(a)                Any notice or other instrument in writing, authorized or required by this Agreement to be given to Bank, shall be sufficiently given if addressed to Bank and received by it at its office at 200 Park Avenue, New York, New York 10166, Attention: Securities Lending Division, with a copy to Client Service Center, 500 Ross Street, Suite 850, Pittsburgh, PA 15262, or at such other place as Bank may from time to time designate in writing.

(b)               Any notice or other instrument in writing, authorized or required by this Agreement to be given to Client shall be sufficiently given if addressed to Client and received by it at its office at One Commerce Square, Suite 2020, Philadelphia, PA 19103, or at such other place as Client may from time to time designate in writing.

4.                  Cumulative Rights and No Waiver. Each and every right granted to Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of Bank to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right.

5.                  Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

6.                  Amendments. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

7.                  Successors and Assigns.

(a)                This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other. Any entity controlled by The Bank of New York Mellon Corporation, which shall by merger, consolidation, purchase or otherwise succeed to substantially all of the securities lending business of Bank shall, upon such succession and without any appointment or

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other action by Client, be and become successor to Bank’s right, title and interest hereunder upon notification to Client.

(b)               Bank may utilize the services of one or more Bank Affiliates as sub-agent to perform all or any portion of the services to be provided by Bank; provided, however, that Bank shall be responsible for the acts and omissions of such sub-agent to the same extent as though such acts or omissions were the acts or omissions of Bank.

8.                  Governing Law; Consent to Jurisdiction; Waiver of Immunity; Jury Trial Waiver. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles. Client hereby consents to the jurisdiction of a state or federal court situated in the Borough of Manhattan, New York, New York in connection with any dispute arising hereunder. To the extent that in any jurisdiction Client may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, it irrevocably agrees not to claim, and it hereby waives, such immunity. Client and Bank each hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

9.                  No Third Party Beneficiaries. In performing hereunder, Bank is acting solely on behalf of Client and no contractual or service relationship shall be deemed to be established hereby between Bank and any other person.

10.              Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

11.              Notice to Client. Client hereby acknowledges that Bank is subject to federal laws, including the customer identification program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Bank must obtain, verify and record information that allows Bank to identify Client and each Lender. Accordingly, prior to opening an account hereunder Bank will ask Client to provide certain information including, but not limited to, Client’s and each Lender’s name, physical address, tax identification number and other information that will help Bank to identify and verify Client’s and each Lender’s identity such as organizational documents, certificate of good standing, license to do business or other pertinent identifying information. Client agrees that Bank cannot open an account hereunder unless and until Bank verifies Client’s and each Lender’s identity in accordance with its CIP.

12.              SIPA NOTICE; Certain Losses. THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT CLIENT WITH RESPECT TO LOANS HEREUNDER AND, THEREFORE, THE COLLATERAL DELIVERED TO BANK AS AGENT FOR A LENDER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF A BORROWER’S OBLIGATION IN THE EVENT SUCH BORROWER FAILS TO RETURN THE LOANED SECURITIES.

Client acknowledges that certain events including, but not limited to, Client’s or any Lender’s termination of any Loan or Loans or termination of participation in the Program, certain changes to the composition of a Lender’s lendable Securities, extraordinary changes in market conditions or applicable interest rates or the bankruptcy, insolvency or deteriorating credit condition of any issuer of a Security may result in a loss to Client.

13.              Construction. This Agreement shall be deemed to be a separate agreement between Bank and each Lender to the same extent as though each such Lender had separately executed an identical

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agreement. Any reference to Lender in this Agreement shall be deemed to refer solely and exclusively to a particular Lender to which a given lending transaction under this Agreement relates. The rights and obligations of each Lender pursuant hereto or in connection with any transaction hereunder, are independent of, and separate and distinct from, the rights and obligations of each and every other Lender pursuant hereto or in connection with any transaction hereunder. Under no circumstances shall the rights, obligations or remedies with respect to a particular Lender constitute a right, obligation or remedy applicable to any other Lender. In particular, and without limiting the generality of the foregoing, the parties hereto agree that (a) any event of default regarding one Lender shall not create any right or obligation with respect to any other Lender, (b) neither Bank nor any Borrower shall have any right to set off any claims of or against a Lender by applying property or rights of any other Lender and (c) no Lender shall have claim to, or the right to set off against, assets or property held by a Borrower on account of any other Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized, as of the day and year first above written.

REVENUESHARES ETF TRUST, on behalf of its Series listed on Exhibit A hereto By: /s/ Vincent T. Lowry (Signature) Name: Vincent T. Lowry Title: President	THE BANK OF NEW YORK MELLON By: /s/ James Slater (Signature) Name: James Slater Title: Global Head of Securities Lending BNY Mellon

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EXHIBIT A

RevenueShares Large Cap Fund (Taxpayer ID #392064010)

RevenueShares Mid Cap Fund (Taxpayer ID #392064008)

RevenueShares Small Cap Fund (Taxpayer ID #392064009)

RevenueShares Financials Sector Fund (Taxpayer ID #263117463)

RevenueShares ADR Fund (Taxpayer ID #263117386)

RevenueShares Navellier Overall A-100 Fund (Taxpayer ID #263117439)

SCHEDULE I

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

dated May 23, 2012

by and between

THE BANK OF NEW YORK MELLON and REVENUESHARES ETF TRUST, on behalf of its Series listed on Exhibit A hereto (the “Agreement”)

APPROVED INVESTMENTS (U.S. Dollar Cash Collateral)

In accordance with the Agreement, Cash Collateral received by Bank on behalf of a Lender shall be invested and maintained in the following money market mutual fund registered under the Investment Company Act of 1940, as amended (the “Fund”):

DREYFUS INSTITUTIONAL PREFERRED MONEY MARKET FUND

Shares of the Fund are not issued or guaranteed by Bank, any Bank Affiliate or any government entity. There is no certainty or guarantee that the Fund will maintain a stable net asset value of $1 per share. The book value and the fair market value of the assets held by the Fund may differ, and this difference in value could result in a loss to Client, including if assets held by the Fund are sold prior to their maturity in order to fund a redemption from the Fund. Bank and/or Bank Affiliates provide services with respect to the Fund, and receive compensation with respect to those services; Client consents to the retention by Bank and Bank Affiliates of such compensation.

Agreed to and Approved by:

REVENUESHARES ETF TRUST,

on behalf of its Series listed on Exhibit A hereto

By: /s/ Vincent T. Lowry

Title: Chairman/CEO

Date: May 23, 2012

Agreed to and Approved by:

THE BANK OF NEW YORK MELLON

By: /s/ James Slater

Title: Global Head of Securities Lending

BNY Mellon

Date: June 7, 2012

SCHEDULE II

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

dated May 23, 2012

by and between

THE BANK OF NEW YORK MELLON and REVENUESHARES ETF TRUST, on behalf of its Series listed on Exhibit A hereto (the “Agreement”)

Approved Borrowers

The following is the list of Borrowers in the Program referred to in the Securities Lending Authorization Agreement dated May 23, 2012 by and between THE BANK OF NEW YORK MELLON and REVENUESHARES ETF TRUST, on behalf of its Series listed on Exhibit A hereto, as of the date of the Agreement.

Domestic Broker/Dealers & Banks

1. ABN AMRO Securities (USA) LLC

2. Bank of New York Mellon***

3. Barclays Capital Inc. *

4. BMO Capital Markets Corp*

5. BNP Paribas Prime Brokerage, Inc.

6. BNP Paribas Securities Corp*

7. Cantor Fitzgerald & Co.*

8. CIBC World Markets Corporation

9. Citadel Securities LLC

10. Citigroup Global Markets Inc.*

11. Commerz Markets LLC

12. Convergex Execution Solutions LLC***

13. Credit Agricole (USA) Inc.

14. Credit Suisse Securities (USA) LLC *

15. CRT Capital Group LLC

16. Daiwa Capital Markets America Inc.*

17. Deutsche Bank Securities Inc.*

18. First Clearing, LLC

19. Goldman, Sachs & Co.*

20. Guggenheim Securities LLC

21. HBK Global Securities LP

22. HSBC Securities (USA) Inc.*

23.	Industrial and Commercial Bank of China Financial Services LLC
24.	ING Financial Markets LLC
25.	Janney Montgomery Scott LLC

26. Jefferies and Co., Inc.*

27. J.P. Morgan Clearing Corp.

28. J.P. Morgan Securities LLC*

29. KDC Merger Arbitrage Fund, LP

30. Knight Execution & Clearing Services LLC

31. Lazard Capital Markets LLC

32. Macquarie Capital USA Inc.

33. Maple Securities USA Inc.

34. Merrill Lynch, Pierce, Fenner & Smith Inc.*

35. Mizuho Securities USA Inc.*

36. Mitsubishi UFJ Securities (USA) Inc.

37. Morgan Stanley & Co. LLC*

38. MS Securities Services, Inc.

39. National Financial Services LLC

40. Natixis Securities Americas LLC

41. NewEdge USA, LLC

42. Nomura Securities International, Inc.*

43. Pershing LLC***

44. Pierpont Securities LLC

45. Raymond James & Associates, Inc.

46. RBC Capital Markets, LLC*

47. RBS Securities Inc.*

48. RCap Securities, Inc.

49. Scotia Capital (USA) Inc.

50. SG Americas Securities, LLC*

51. South Street Securities LLC

52. TD Securities (USA) LLC

53. Timber Hill LLC

54. UBS Securities LLC*

55. Wells Fargo Securities, LLC

International Brokers & Banks

56. Abbey National Treasury Services PLC

57. ABN AMRO Bank NV

58. Bank of Montreal

59. Bank of Montreal Ireland PLC

60. The Bank of Nova Scotia

61. The Bank of Nova Scotia (Asia) Limited

62. Bank of Scotland PLC

63. Barclays Bank PLC

64. Barclays Capital Securities Ltd.

65. BMO Nesbitt Burns Inc.

66. BNP Paribas

67. BNP Paribas Arbitrage

68. Casgrain & Company Limited

69. CIBC World Markets Inc.

70. Citigroup Global Markets Ltd.

71. Commerzbank AG

72. Credit Suisse Securities (Canada) Inc.

73. Credit Suisse Securities (Europe), Ltd.

74. Daiwa Capital Markets Europe Ltd.

75. Deutsche Bank, AG

76. Deutsche Bank Securities Limited

77. Fidelity Clearing Canada LLC

78. Goldman Sachs International

79. HSBC Bank PLC

80. HSBC France

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81. HSBC Securities (Canada) Inc.

82. ING Bank N.V.

83. Jefferies International Ltd.

84. J.P. Morgan Securities, Ltd.

85. Knight Capital Europe, Ltd.

86. Macquarie Bank Ltd.

87. Maple Securities Canada Limited

88. Merrill Lynch Canada

89. Merrill Lynch International

90. Mitsubishi UFJ Securities International, PLC

91. Morgan Stanley & Co. International, PLC

92. Morgan Stanley Securities, Ltd

93. National Australia Bank Ltd.

94. National Bank Financial Inc.

95. National Bank of Canada

96. Natixis

97. Nomura International PLC

98. RBC Dominion Securities Inc.

99. RBC Europe Limited

100.The Royal Bank of Scotland PLC

101.Scotia Bank (Ireland) Limited

102.Scotia Capital Inc.

103.Skandinaviska Enskilda Banken AB

104.Societe Generale

105.TD Securities Inc.

106.Toronto Dominion Bank

107.UBS AG

* Denotes Primary US Government Securities Dealer

** Denotes single trading limit for multiple entity borrowers

*** Denotes borrower is an affiliate of The Bank of New York Mellon

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